Exhibit 10.6

CONSENT AND AMENDMENT NO. 1 TO
AMENDED AND RESTATED BRIDGE PROMISSORY NOTE
Consent and Amendment No. 1 Amended and Restated Bridge Promissory Note (this "Amendment"), dated as of January 30, 2023 (the “Effective Date”) between GREENIDGE GENERATION HOLDINGS INC., a Delaware corporation (the “Borrower”) and B. RILEY COMMERCIAL CAPITAL, LLC, a Delaware limited liability company, or its assigns (the “Noteholder,” and together with the Borrower, the “Parties”). Capitalized terms used and not defined in this Amendment shall have the respective meanings given them in the Note.
WHEREAS, the Borrower has issued to the Noteholder an Amended and Restated Bridge Promissory Note, with an Amendment and Restatement Effective Date of August 10, 2022 (as amended, restated, supplemented, or otherwise modified from time to time in accordance with its provisions, the "Note");
WHEREAS, Borrower failed to timely pay the scheduled amortization payment due December 20, 2022 and the scheduled amortization payment due January 20, 2023, each pursuant to Section 3.1(b) of the Note, which failure, if not waived, would result in an Event of Default as of December 20, 2022 and January 20, 2023, respectively, under Section 10.1 of the Note (collectively, the “Specified Event of Default”);
WHEREAS, Borrower and Noteholder entered into that certain Waiver and Acknowledgment Letter, dated as of December 29, 2022 and effective as of December 20, 2022, which was subsequently amended and restated pursuant to that certain Amended and Restated Waiver and Acknowledgment Letter, dated as of January 13, 2023 and further amended and restated pursuant to that certain Second Amended and Restated Waiver and Acknowledgment Letter, dated as of January 20, 2023 (the “Letter Agreement”), pursuant to which, among other things, Noteholder conditionally waived and agreed to forbear from taking certain remedial actions as a result of the Specified Event of Default subject to the terms and conditions thereof;
WHEREAS, as of the date hereof, the outstanding principal amount of the Loan is $10,429,861.86 and following the occurrence of the repayment of the Loan made within three Business Days after the Effective Date in accordance with amended Section 3.3(d) set forth herein, in an amount (after accounting for expenses) equal to $1,900,000, the then outstanding principal amount of the Loan will be $8,529,861.86;
WHEREAS, Borrower has requested that Noteholder consent to the financing arrangements set forth in the NYDIG Financing Agreement (as defined below);
WHEREAS, the Parties desire to amend the Note on the terms and subject to the conditions set forth herein; and
WHEREAS, pursuant to Section 13.11 of the Note, the Parties agree to the following amendments to the Note as herein provided.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Limited Consent and Limited Waiver. Subject to the terms and conditions hereof:
(a)Limited Consent. Noteholder hereby consents to (i) Borrower entering into the Transaction Documents, (ii) the incurrence of debt thereunder by Borrower, (iii) the granting of Liens by Borrower and its Subsidiaries thereunder; provided, however, no consent is granted hereunder to any Lien on the Property and other property subject to the Mortgage or any proceeds thereof (including insurance proceeds derived from all or any portion of the Property or property subject to the Mortgage), and (iv) the guarantee of the obligations under the NYDIG Financing Agreement by the Subsidiaries of Borrower. Notwithstanding the foregoing, Noteholder’s consent as herein provided shall in no way obligate Noteholder to take any action required of Borrower or any of its Subsidiaries under the NYDIG Financing Agreement or any other NYDIG Financing Document or agree to a release of its Lien under the Mortgage.
(b)Limited Waiver. Upon the effectiveness of this Amendment, Noteholder hereby waives the Specified Event of Default but not, for the avoidance of doubt, the obligation of Borrower to pay the amounts that would otherwise have been paid on December 20, 2022 and, separately, January 20, 2023, which shall be subject to the amended Section 3.1(b) set forth herein and such amounts shall continue to be owed under the Note.
2.Amendment to the Note.
(a)Section 1.1 (Definitions) of the Note is hereby amended to amend and restate the definitions of “Debt”, “Investments” and “Maturity Date” as follows:
“Debt” means Indebtedness as herein defined.
“Investments” means (a) any direct or indirect purchase or other acquisition by any Person of, or of a beneficial interest in, any of the securities of any other Person, (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, from any Person, of any Capital Stock of such Person, and (c) any direct or indirect loan, advance or capital contributions by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
“Maturity Date” means the earlier of (a) the Final Maturity Date and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 11.”
(b)Section 1.1 (Definitions) of the Note is hereby further amended to add the following new definitions in alphabetical order:

“Ancillary Service” means a service necessary to support the transmission of energy to specified points on, while maintaining reliable operation of, the electric transmission system, however further defined or described by the applicable System Operator.
“Amendment Effective Date” means January 30, 2023.
“Amendment No. 1” means that certain Consent and Amendment No. 1 to Amended and Restated Bridge Promissory Note, dated as of the Amendment Effective Date, between Borrower and Noteholder and acknowledged by each Guarantor.
“ATM Agreement” refers to that certain At Market Issuance Sales Agreement, dated September 19, 2022, between the Borrower and B. Riley Securities, Inc. (as amended by that certain Amendment No. 1 to At Market Issuance Sales Agreement, dated as of October 3, 2022, as the same may be further amended, restated, supplemented, or otherwise modified from time to time.”
“Bitcoin” or “BTC” means the digital asset and payment system known as “Bitcoin”.
“Capital Stock” means any and all shares, interests, participations, units or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, shares, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“Capitalized Leases” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP as in effect on the date hereof is or should be accounted for as a capital lease or a finance lease on the balance sheet of that Person.
“Cash” means a credit balance in any demand or deposit account, money, or currency.
“Collateral Equipment” has the meaning set forth in the NYDIG Financing Agreement.
“Credit Party” means, individually and collectively, (i) the Borrower, (ii) each Guarantor and (iii) each Person identified under the NYDIG Financing Agreement as a “Guarantor” (as such term is defined in the NYDIG Financing Agreement).
“Digital Asset” means a digital asset that is recorded on a decentralized distributed ledger, including, without limitation, Bitcoin.
“Disqualified Capital Stock” means Capital Stock that by its terms (or by the terms of any security into which such Capital Stock is convertible, or for which such Capital Stock is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Capital Stock, or (ii) are convertible at the option of the holder into Disqualified Capital Stock or exchangeable into

Indebtedness, in each case of clauses (i) and (ii) prior to the date that is ninety-one (91) days after the Final Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations. For the avoidance of doubt, Qualified Capital Stock shall not become Disqualified Capital Stock solely because proceeds thereof are exchanged for or used to discharge Indebtedness in transactions otherwise permitted hereunder.
“Equipment” means, collectively, the NYDIG Equipment and the Collateral Equipment.
“Final Maturity Date” means November 20, 2023.
“Fiscal Year” means for any Credit Party, any consecutive twelve-month period commencing on the date following the last day of the previous fiscal year and ending on December 31 of each calendar year.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Hashrate” means the common meaning given to such term in the BTC mining industry, and includes computations of computers that perform the cryptographic function SHA 256, as measured in hashes per second.
“Hosting Agreement” means that certain Hosting Agreement, dated as of the Amendment Effective Date, by and between the Borrowers (or any of their Subsidiaries) and NYDIG.

“Indebtedness” means, as applied to any Person, without duplication, (a) all indebtedness for borrowed money or with respect to deposits or advances of any kind, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar agreements, (b) that portion of obligations with respect to Capitalized Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business and that are unsecured and any such obligations incurred under ERISA); (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (f) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, (g) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another, (h) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the obligor thereof will be paid or discharged, or the holders thereof will be protected (in whole or in part) against loss in respect thereof, (i) any liability of such Person for Indebtedness of another through any agreement (contingent or otherwise) (A) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (B) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under sub-clauses (A) or (B) of this clause (i), the primary purpose or intent thereof is as described in clause (h) above, (j) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes and (k) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person.
“Loan Party” means, individually and collectively, Borrower and each Guarantor.
“MEFAs” has the meaning set forth in the NYDIG Financing Agreement.
“Mining Rig” means any hardware capable of generating Hashrate (including, without limitation, any application-specific integrated circuit (ASIC) or graphics processing unit (GPU) miner), any related software embedded therein or otherwise forming part thereof, any and all accessories, exchanges, improvements, returns, substitutions, parts, attachments, accessions, spare parts, replacements and additions thereto, and all proceeds thereof.
“Moody’s” means Moody’s Investor Services, Inc., and any successor thereto
“NYDIG” means NYDIG ABL LLC, a Delaware limited liability company.

“NYDIG Equipment” has the meaning set forth in the NYDIG Financing Agreement.
“NYDIG Financing Agreement” means the Senior Secured Loan Agreement, dated as of January 30, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof), by and among Borrower and certain of its affiliates as “Borrower” thereunder, the subsidiaries of the Borrower from time to time party thereto as “Guarantors”, the financial institutions from time to time party thereto as “Lenders”, and NYDIG ABL LLC, a Delaware limited liability company, as servicer, as administrative agent and as Noteholder, in each case, and its successors and assigns.
“NYDIG Financing Document” means the NYDIG Financing Agreement and any “Credit Document” under and as defined in the NYDIG Financing Agreement.
“NYDIG Parties” means NYDIG, in its capacity as administrative agent, collateral agent and servicer under the NYDIG Financing Documents, and the “Lenders” party to the NYDIG Financing Agreement.
“Obligations” means all obligations of every nature of each Loan Party from time to time owed to the Noteholder or any Indemnified Party or any of them, under any Loan Document, whether in respect of any installment, or for any principal, interest (including such amounts which, but for the filing of a petition in bankruptcy with respect to any Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against the such Loan Party for such interest in the related bankruptcy proceeding), premiums (including, without limitation, attorneys’ fees and the prepayment premium), fees, expenses, indemnification or otherwise (in each case, whether or not a claim for such amount is allowed against Borrower in any bankruptcy proceeding). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligations (irrespective of whether a claim therefor is allowed in a bankruptcy proceeding) to pay principal, interest, charges, expenses, fees, premiums, attorneys’ fees and disbursements, indemnities and other amounts payable by such person under the Loan Documents and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that Noteholder (in its sole discretion) may elect to pay or advance on behalf of such Person.
“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended and (d) with respect to any limited liability company, its certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Note or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Purchase Agreement” means that certain Asset Purchase Agreement, dated the date hereof, by and among certain of the Credit Parties, as sellers, NYDIG and certain Affiliates of NYDIG.
“Qualified Capital Stock” means all Capital Stock of a Person other than Disqualified Capital Stock.
“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Credit Party or (ii) any payment (whether cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Borrower’s or a Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).
“S&P” means Standard & Poor’s Rating Services, Inc., a Standard & Poor’s Financial Services, LLC business, and any successor thereto.
“Senior Notes” means the unsecured 8.50% Senior Notes due 2026 under that certain Indenture, dated as of October 13, 2021, between the Borrower and certain of its Affiliates and Wilmington Savings Fund Society, FSB, as Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 13, 2021, between the Borrowers and the Trustee.
“System Operator” means a Person that is responsible for the supervision of the collective electric transmission facilities of a particular region, including as applicable, coordination of market transactions, system-wide transmission planning, and network reliability.
“Transactions” means the effectiveness of Amendment No. 1 and the NYDIG Financing Documents, the funding of the loans under the NYDIG Financing Agreement on the Amendment Effective Date and all transactions provided for under the Transaction Documents.
“Transaction Documents” means, collectively, each of the documents executed and/or delivered in connection with the Transactions (including, without limitation, the Amendment No. 1, the NYDIG Financing Documents, the Purchase Agreement and the Hosting Agreement).
(c)Section 3.1 (Payment Dates) of the Note is hereby amended to amend and restate paragraph (b) therein as follows:
“(b)    The Borrower shall repay (or, subject to the terms hereof, has repaid with respect to amounts prior to the Amendment and Restatement Effective Date) the Loan to the Noteholder in installments (each such installment herein referred to as a “Scheduled Amortization Amount”) of (i) from April 20, 2022 to the Amendment and Restatement Effective Date in the amount of $2,100,000, (ii) following the Amendment and Restatement Effective Date to but not including December 20, 2022, in the amount of $1,489,980.26, (iii) except for a payment of approximately $1,900,000 made within three Business Days after the Effective Date in accordance with amended Section 3.3(d) set forth herein, for the period commencing on January 20, 2023 to but not including June 20, 2023, in the amount of $0.00 and (iv) (A) if prior to June 20, 2023 Borrower repays the Loan in the principal amount of at least $6,000,000, then commencing June 20, 2023, in the amount of $400,000 each month or (B) if prior to June 20, 2023 Borrower fails to repay the Loan in the principal amount of at least $6,000,000, then in the amount each month equal to the greater of (i) $1,500,000 and (ii) the sum of (A) fifty percent (50%) of net cash proceeds from ELOC sales for the period from the 15th day of the prior calendar month to and including the 15th day of the then current calendar month (each such period a “Payment Period”) and (B) fifty percent (50%) of the net cash proceeds received from any sale under the ATM Agreement during such Payment Period; in each of sub-clauses (i) through (iv) inclusive, each such Scheduled Amortization Amount payable on the twentieth calendar day of each month during the term of the Loan; provided, however, if any such payment date is not a Business Day, then the applicable Scheduled Amortization Amount shall be due as set forth in Section 6.3, and with the final Scheduled Amortization Amount to be paid on the Maturity Date, together with the aggregate outstanding principal balance of the Loan. Concurrently with any payment made pursuant to clause (iv)(B) above, Borrower shall deliver to Noteholder a duly executed officer’s certificate pursuant to which Borrower certifies and attaches (i) a reasonably detailed calculation of (A) the gross proceeds received from ELOC sales during such Payment Period and (B) the net cash proceeds received from such ELOC sales during such Payment Period and (ii) such other supporting documentation requested by the Noteholder (such certificate, the calculations therein and the documentation attached thereto to be acceptable to Noteholder in all respects).”
(d)Section 3.3 (Mandatory Repayments) of the Note is hereby amended and restated in its entirety as follows:
“3.3    Mandatory Repayments. The Borrower shall be required to repay in the amounts set forth in this Section 3.3 the outstanding principal balance of the Loan (any such repayment, a “Mandatory Repayment”):
(a)Upon the incurrence of any Debt incurred by the Borrower or any Subsidiary not permitted under Section 9.1, the Borrower shall repay the Loan in an amount equal to the net cash proceeds of such Debt.
(b)Promptly upon, and in any event within five (5) days after the Borrower or any Subsidiary receives net cash proceeds (as hereafter defined) from the issuance or sale of any debt, equity or hybrid securities, the Borrower shall repay the Loan in the amount equal to fifteen percent (15%) of such net cash proceeds received.
(c)Concurrently with (i) the sale or other disposition of all or any portion of the Property or other property subject to the Mortgage, Borrower shall repay the Loan in an amount equal to 100% of the net proceeds (as hereinafter defined) received from the sale or other disposition of all or any portion of such Property or property; and (ii) the receipt of any Proceeds (as defined in the Uniform Commercial Code), including any insurance and condemnation awards or otherwise, arising out of the Property or other property subject to the Mortgage, Borrower shall repay the Loan in an amount equal to 100% of the net proceeds thereof received. As used herein, “net proceeds” means, as of the date of determination, any proceeds net of legal, accounting and other expenses directly related to any such sale or other disposition of the Property or property or the event giving rise to such Proceeds.
(d)Promptly following the execution of this Agreement, Borrower shall file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing that the Borrower has entered into this Agreement and providing the terms thereof, along with a description of the other agreements that the Borrower has executed contemporaneously with this Agreement and such other matters as the Borrower determines should be publicly disclosed (the “Form 8-K”). After a reasonable period of time has elapsed after the filing of the Form 8-K, with the duration of such period of time to be determined based on the reasonable judgement of the Borrower, but no later than three Business Days after the filing of the Form 8-K, Borrower shall, pursuant to the At Market Issuance Sales Agreement dated September 19, 2022, by and among Borrower, B. Riley Securities, Inc. (“B. Riley”) and Northland Securities, Inc., as amended by Amendment No. 1 thereto, dated as of October 3, 2022 (as amended, the “ATM Agreement”), (x) sell to B. Riley on a principal basis (as such term is used in the ATM Agreement) Placement Shares (as defined in the ATM Agreement) in the aggregate amount of $1,000,000 to be sold at $0.75 per share pursuant to a Placement Notice (as defined in the ATM Agreement) expressly stating such sale is on a principal basis and (y) sell to Atlas Holdings LLC (or one of its affiliates) through B. Riley acting in its capacity as sales agent additional Placement Shares in the aggregate amount of $1,000,000. Immediately upon receipt of the proceeds of the aforementioned sales of Placement Shares under the ATM Agreement in an aggregate amount of $2,000,000 made within three Business Days after the Effective Date, Borrower shall repay the Loan in an amount equal to 100% of the net cash proceeds received from such sale or sales under the ATM Agreement, it being understood that this repayment of 100% of the net cash proceeds from sales under the ATM Agreement is a one-time obligation and no such repayment will be required in connection with any later sales of common stock under the ATM Agreement, except pursuant to Section 3.3(b) hereof. The failure of Atlas Holdings LLC (or one of its affiliates) to acquire $1,000,000 in Placement Shares sold through B. Riley under (y) above shall constitute an event of default of Borrower.
Amounts applied to repay the Loan under this Section 3.3 shall be applied to the Scheduled Amortization Amounts set forth in Section 3.1 in inverse order of maturity thereof until paid in full. No prepaid amount may be reborrowed.”
(e)Section 7 (Representations and Warranties) of the Note is hereby amended as follows:
(i)Section 7.8 (Anti-Corruption Laws and Sanctions) of the Note is hereby amended and restated as follows:

“7.8    Anti-Corruption Laws and Sanctions. The Borrower and each Guarantor is, and to the knowledge of the Borrower, their respective directors, officers, employees, and agents are, in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any Guarantor is, and to the knowledge of the Borrower, no director, officer, employee of the Borrower or any Guarantor, or any agent of the Borrower or any Guarantor that will act in any capacity in connection with or benefit from the Loan, is a Sanctioned Person. No use of proceeds of the Loan or other transaction contemplated by this Note will violate any Anti-Corruption Law or applicable Sanctions.”
(ii)Section 7.13 (Financial Statement) of the Note is hereby amended by amending and restating the final sentence therein as follows:
Since the Amendment Effective Date, no event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect.
(iii)Section 7.19 (Solvency) of the Note is hereby deleted in its entirety.
(f)Section 8.5 (Reserved) of the Note is hereby amended and restated in its entirety as follows:
“8.5    Notices under NYDIG Financing Documents. Promptly upon (but in any event within two (2) Business Days thereafter) it becoming aware, notify Noteholder in writing of any condition or event that constitutes a default or event of default sent or received under the NYDIG Financing Documents. Such notice shall be accompanied by a statement of an authorized officer of Borrower setting forth, in reasonable detail the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.”
(g)Section 9 (Negative Covenants) of the Note is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.
(h)Section 10.4 (Cross-Defaults) of the Note is hereby amended and restated in its entirety as follows:
“10.4    Cross-Defaults. The Borrower or any Guarantor (a) fails to pay when due any of its Debt having an aggregate principal amount of more than $1,000,000 (other than Debt arising under this Note), or any interest or premium thereon, when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (b) fails to observe or perform any other agreement or condition relating to any such Debt, or any other event occurs that would constitute a default under such Debt, the effect of which default is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with or without the giving of notice, such Debt to become due or prepaid prior to its scheduled maturity.”

(i)Section 10 (Events of Default) of the Note is hereby amended to add the following new Section 10.12 in numerical order:
“10.12.        Any Event of Default under the NYDIG Financing Agreement or any other NYDIG Financing Document shall have occurred and be continuing.”
(j)Schedules 9.1(b), 9.2, 9.5(c) and 9.9 of the Note are hereby deleted in their entirety and superseded by the Schedules attached hereto as Exhibit B.
3.Amendment Fee. As consideration for Noteholder entering into this Amendment, Noteholder shall receive an amendment fee in the amount of $1,000,000 (the “Amendment Fee”), which Amendment Fee shall be fully earned on the date hereof and paid as soon as possible, but in no event later than four Business Days following the date of this Agreement by the delivery of $1,000,000 of Placement Shares to B. Riley pursuant to the ATM Agreement (following the filing of the Form 8-K) on a principal basis as expressly stated as such in a Placement Notice at a per share value of $0.75. B. Riley shall be entitled to retain 100% of sales proceeds of such Placement Shares, and upon receipt of such shares by B. Riley, such Amendment Fee shall be paid full and satisfied. The failure of Borrower to timely deliver the Amendment Fee shall be an Event of Default under the Note, unless such failure arises as a result of B. Riley declining the Placement Notice, Placement, or Placement Shares under the ATM Agreement.
4.Limited Effect. Except as expressly provided hereby, all of the terms and provisions of the Note and the other Loan Documents are and shall remain in full force and effect and are hereby ratified and confirmed by the Borrower. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of the Note or the other Loan Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Borrower that would require the waiver or consent of Noteholder.
5.Conditions Precedent. This Amendment shall become effective upon the date on which the Noteholder shall have received:
(a)this Amendment, duly executed and delivered by the Borrower and acknowledged by each Guarantor;
(b)in form and substance reasonably satisfactory to the Noteholder, a certificate of the Borrower and of each Guarantor, certified by an authorized officer of the Borrower and such Guarantor, including:
(i)a certificate of incorporation of the Borrower and the applicable Guarantor certified by the Secretary of State of the State of Delaware;
(ii)by-laws of the Borrower and operating agreement of the applicable Guarantor, each as in effect on the date on which the resolutions referred to below were adopted;
(iii)resolutions of the governing body of the Borrower and the applicable Guarantor approving this Amendment and the transactions contemplated hereunder to which it is or is to be a party, and of all documents evidencing other necessary corporate action;
(iv)a certification that the names, titles, and signatures of the officers of the Borrower and each Guarantor authorized to sign this Amendment and each Loan Document and other documents to be delivered hereunder and thereunder are true and correct;
(v)a good standing certificate for the Borrower and each Guarantor from the Secretary of State of the State of Delaware; and
(vi)customary legal opinions of counsel to the Borrower and each Guarantor in form, scope and substance satisfactory to the Noteholder;
(c)(i) a true, correct copy of the NYDIG Financing Agreement and (ii) to be delivered to Noteholder’s counsel, true, correct copies of (A) any schedules and exhibits to the NYDIG Financing Agreement and (B) the Security Agreement (as defined in the NYDIG Financing Agreement) and any schedules attached thereto;
(d)in form and substance satisfactory to the Noteholder, a certificate from the Borrower and each Guarantor, certified by an authorized officer of the Borrower and each Guarantor, confirming: (i) notwithstanding the preamble to Section 7 of the Note, each of the representations and warranties as amended herein made by the Borrower and each Guarantor in or pursuant to the Loan Documents is true and correct in all material respects on and as of the Effective Date as if made on and as of the date hereof (except to the extent such representations and warranties are qualified by “materiality”, “material adverse effect”, “Material Adverse Effect” or words of similar import, in which case such representations and warranties shall be true and correct on and as of the Effective Date; and except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct in all material respects as of such earlier date), and (ii) other than the Specified Event of Default, no Default or Event of Default has occurred or is continuing on the Effective Date (prior to the effectiveness of this Amendment); and, following the effectiveness of this Amendment, no Default or Event of Default shall exist;
(e)other than the Specified Event of Default, no Default or Event of Default shall have occurred and be continuing on the Effective Date (prior to the effectiveness of this Amendment); and, following the effectiveness of this Amendment, no Default or Event of Default shall exist;
(f)payment of all fees to be paid and payment of all reasonable out-of-pocket expenses for which invoices have been presented (including the reasonable out-of-pocket fees and expenses of legal counsel), at least one (1) Business Day before the Effective Date.
6.[Reserved].
7.Representations and Warranties. The Borrower hereby represents and warrants to the Noteholder (before and after giving effect to this Amendment) that:

(a)This Amendment has been duly executed and delivered on behalf of the Borrower and each Guarantor. This Amendment and the Note constitute the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
(b)Notwithstanding the preamble to Section 7 of the Note, each of the representations and warranties as amended herein made by the Borrower and each Guarantor in or pursuant to the Loan Documents is true and correct in all material respects on and as of the Effective Date as if made on and as of the date hereof (except to the extent such representations and warranties are qualified by “materiality”, “material adverse effect”, “Material Adverse Effect” or words of similar import, in which case such representations and warranties shall be true and correct on and as of the Effective Date; and except that any representation or warranty which by its terms is made as of an earlier date shall be true and correct in all material respects as of such earlier date).
(c)Other than the Specified Event of Default, no Default or Event of Default has occurred and is continuing, or will result from this Amendment; and following the effectiveness of this Amendment, no Default or Event of Default shall exist.
8.Release. In consideration of, among other things, the waiver and acknowledgment contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Borrower (for itself and on behalf of its equity holders, directors, members, managers, officers, employees, affiliates, successors and assigns, collectively, the “Releasing Parties”) hereby unconditionally, irrevocably and forever remises, releases, acquits, satisfies and discharges BRCC and its officers, employees, directors, equity holders, subsidiaries, successors, assigns, affiliates, agents and attorneys (collectively, the “B. Riley Parties”) of and from any and all claims, cross-claims, counterclaims, demands, liabilities, disputes, damages, suits, proceedings, controversies, penalties, fees, costs, expenses, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, past or present, asserted or unasserted, matured or unmatured, fixed or contingent that Releasing Parties ever had, now has, against or seek from any or all of the B. Riley Parties, which arise from or relate to the Note or any other Loan Document and the transactions relating thereto, and any actions, omissions, conditions, events or circumstances relating to any of the foregoing, other than for any B. Riley Party’s gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction. Borrower (for itself and on behalf of the other Releasing Parties) acknowledges that BRCC is specifically relying upon the representations, warranties and agreements contained herein and that such representations, warranties and agreements constitute a material inducement to BRCC in entering into this Letter. Borrower (for itself and on behalf of the other Releasing Parties) acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. To the furthest extent permitted by applicable law, Borrower (for itself and on behalf of the other Releasing Parties) hereby knowingly, voluntarily, intentionally and expressly waives and relinquishes any and all rights and benefits that it respectively may have as against the B. Riley Parties under any law, rule or regulation of any jurisdiction that would or could have the effect of limiting the extent to which a general release extends to claims which a B. Riley Party or Releasing Party does not know or suspect to exist as of the date hereof. Borrower (for itself and on behalf of the Releasing Parties) hereby acknowledges that the waiver set forth in the prior sentence was separately bargained for and that such waiver is an essential term and condition of this Letter (and without which the waiver and acknowledgments herein would not have been agreed to by BRCC).
9.Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the Borrower, the Noteholder, and each of their respective permitted successors and assigns.
10.Loan Document. This Amendment shall constitute a Loan Document under the Note.
11.Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
12.Counterparts. This Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.
13.Costs and Expenses. The Borrower agrees to pay or reimburse the Noteholder for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel to the Noteholder.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Consent and Amendment No. 1 to Amended and Restated Bridge Promissory Note as of the date first above written.

GREENIDGE GENERATION HOLDINGS INC.

By /s/ David Anderson
Name: David Anderson
Title: Chief Executive Officer

B. RILEY COMMERCIAL CAPITAL, LLC

By /s/ Bryant R. Riley
Name: Bryant R. Riley
Title: Chairman and Co-Chief Executive Officer

GUARANTOR ACKNOWLEDGMENT

Each Guarantor below acknowledges and agrees that it has received a copy of the Consent and Amendment No. 1 to Amended and Restated Bridge Promissory Note (the “Amendment”) to which this Guarantor Acknowledgment is attached, and it has read such Amendment and understands the terms thereof. Each Guarantor hereby confirms that its Guaranty is in full force and effect as of the Effective Date, both before and after giving effect to the Amendment. Each Guarantor reaffirms its obligations under its Guaranty as of the Effective Date.
GREENIDGE SOUTH CAROLINA LLC

                    By /s/ David Anderson
                    Name: David Anderson
Title: Chief Executive Officer

GSC RE LLC

                    By /s/ David Anderson
                    Name: David Anderson
Title: Chief Executive Officer

300 JONES ROAD LLC

                    By /s/ David Anderson
                    Name: David Anderson
Title: Chief Executive Officer